EXHIBIT 99

Contact for Information:

Brenda Ropoulos, Director of Corporate Relations

510-574-2508

brenda_ropoulos@net.com

Network Equipment Technologies, Inc.
Announces Results for the First Quarter of Fiscal Year 2006

Fremont, CA July 13, 2005 – Network Equipment Technologies, Inc. (NYSE:NWK) today reported its quarterly results for the period ended June 24, 2005.

For the first quarter of fiscal 2006, total revenue was $18.4 million, down 23.0% from $23.8 million in the prior quarter. This compares to revenue of $29.1 million in the same period of the prior year. Product revenue for the first quarter of fiscal 2006 was $14.7 million, down from $19.5 million in the fourth quarter of fiscal 2005. Product revenue was $24.4 million in the same period of the prior year. Revenue for the company’s new products represented 22.3% of total product revenue in the first quarter of fiscal 2006.

Net loss for the quarter was $5.1 million, or $0.21 per share, compared to a net loss for the same period of the prior year of $829,000, or $0.03 per share.

Cash balances were $100.6 million, including $405,000 of long-term restricted cash included in other assets. Cash balances were $108.7 million in the prior quarter, and $100.0 million for the same period last year. In the first quarter of fiscal 2006, the company bought back 337,000 shares of its common stock at a cost of $1.8 million under a stock buy-back program for which the Board approved a total of up to $10 million. Reflecting the Board of Directors’ views of the Company’s long-term value, and assuming the price of the common stock continues to represent value similar to its recent trends, the Company intends to continue repurchases under the program.

President and CEO Hubert “Bert” Whyte remarked, “In the first quarter, our government business was affected by delays in the release of funds to systems integrators for our projects. We also believe there was a certain measure of indecisiveness in the government sector as they move toward an ‘all-IP’ network. On the positive side, our North American enterprise team, formed over the last quarter, has begun to generate considerable activity in the global enterprise space.”

Whyte continued, “We believe we can provide the government with invaluable assistance in moving to IP as we allow them to migrate from their existing mission critical networks with less disruption. All of our products now have an IP component. In addition, we have reorganized our sales force to bolster our position in this segment. Our focus in coming quarters will be to return to positive cash flow and profitability, stabilize our government business, and grow our North American enterprise business as aggressively as possible.”

Highlights:

•

Launched SHOUT as a VoIP Migration Appliance (VMA): announcing the customization of several features on the SHOUT family of equipment designed to help global enterprises migrate to VoIP in a safe, sound and secure manner;

•

Achieved recognition as “Best Enterprise Product of the Year” by International Data Group’s second annual Techworld awards;

•

Successfully supported Combined Endeavor, the joint interoperability testing and exercises conducted by 43 nations in Germany and Romania for which the Company provided all three of its product lines in support of core (backbone) and deployable (mobile) communications systems; and

•

Sold SHOUT to a provider of fixed mobile convergence solutions for development of a hosted cellular WiFi service for incumbent cellular service providers.

About Network Equipment Technologies, Inc.

Network Equipment Technologies, doing business as net.com, is a leading provider of networking equipment that enables its customers to adapt to a broadband future. An architect of the networking industry, Network Equipment Technologies has been supplying service providers, governments and enterprises around the world with bulletproof networking technology for more than 20 years. net performance. net results. net.com – the first address in networking.

Forward Looking Statements

This press release contains forward-looking statements relating to trends, products, including performance, existing and potential customer needs and relationships, customer purchasing decisions, and possible future operating results within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include the volume and timing of orders and revenue, the ability to recognize revenue within a particular quarter for shipments made in the quarter, our ability to commercialize new products and product enhancements, the degree to which trial activity results in product sales, and changes in the mix of products we sell and the potential reductions in margin as a result, as well as the factors identified in Network Equipment Technologies’ Annual Report on Form 10-K for the year ended March 25, 2005. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

# # #

net.com, Promina and SHOUT are trademarks of Network Equipment Technologies, Inc.

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

(unaudited)

	Quarter Ended
	Jun 24, 2005	Jun 25, 2004
Revenue:
Product	$14,714	$24,393
Service and other	3,659	4,704
Total revenue	18,373	29,097
Costs of sales:
Cost of product revenue	6,144	9,070
Cost of service and other revenue	3,253	4,013
Total cost of sales	9,397	13,083
Gross margin	8,976	16,014
Operating expenses:
Sales and marketing	6,651	7,735
Research and development	5,722	6,853
General and administrative	2,229	2,667
Restructure costs (benefit)	(66)	1,374
Total operating expenses	14,536	18,629
Loss from operations	(5,560)	(2,615)
Other income, net	25	1,369
Interest income (expense), net	143	(104)
Loss before taxes	(5,392)	(1,350)
Income tax benefit	(291)	(521)
Net loss	$ (5,101)	$ (829)
Per share data:
Net loss:
Basic	$ (0.21)	$ (0.03)
Diluted	$ (0.21)	$ (0.03)
Common and common equivalent shares:
Basic	24,869	24,232
Diluted	24,869	24,232

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

  (unaudited)

	Jun 24, 2005	Mar 25, 2005
Assets
Cash and investments	$100,226	$108,011
Accounts receivable, net	12,252	15,725
Inventories	14,851	13,274
Prepaid expenses and other assets	3,978	2,525
Total current assets	131,307	139,535

Property and equipment, net	24,798	26,318
Other assets	2,347	2,623
	$158,452	$168,476
Liabilities and Stockholders' Equity
Accounts payable	$5,349	$8,602
Other current liabilities	13,128	13,688
Total current liabilities	18,477	22,290

Other long term liabilities	879	869
7 1/4% convertible subordinated debentures	24,706	24,706
Stockholders' equity	114,390	120,611
	$158,452	$168,476